Contact:     Neenah, Inc.
Bill McCarthy
Vice President-Investor Relations 678-518-3278

Neenah Declares Quarterly Dividend

ALPHARETTA, GEORGIA. July 31, 2020 - Neenah, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.47 per share on the company's common stock. The dividend will be payable on September 2, 2020 to shareholders of record as of close of business on August 14, 2020.

About Neenah

Neenah is a leading global specialty materials company focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold worldwide from manufacturing operations in the United States, Europe and the United Kingdom.

Additional information can be found at the Company's web site,www.neenah.com.